EXHIBIT 99.4

[JACKSON KELLY PLLC LETTERHEAD]

_____________, 2007

To Each Person Listed on
the Attached Schedule I

Re:	MP Environmental Funding LLC
$[ ] Senior Secured Sinking Fund Environmental Control Bonds, Series A;
West Virginia Constitutional Issues

Ladies and Gentlemen:

We have acted as local counsel in the State of West Virginia (the "State") to, Monongahela Power Company, an Ohio corporation (“Mon Power”), in connection with: the issuance of a financing order on April 7, 2006, as amended on June 13, 2006 and January 17, 2007 (the “Financing Order”), to Mon Power and its affiliate, The Potomac Edison Company, by the Public Service Commission of West Virginia (the “PSCWV”); the transfer by Mon Power of all of its right, title and interest in certain property (the “Environmental Control Property”) to MP Renaissance Funding, LLC, a Delaware limited liability company (the “Seller”); the subsequent transfer of the Environmental Control Property to MP Funding LLC, a Delaware limited liability company (the “Issuer”); the issuance by the Issuer of its Senior Secured Sinking Fund

Each Person Listed on
the Attached Schedule I
[________________, 2007]

Environmental Control Bonds, Series A (the “Environmental Control Bonds”), referred to and described below; and other related transactions.

Generally, the Environmental Control Property is a property right created under W. Va. Code§ 24-2-4(e) (the “Financing Act”). The Financing Order authorized the creation and transfer of the Environmental Control Property, which consists of the irrevocable right of Mon Power or its assignees to collect certain environmental control charges (the “Environmental Control Charges”) from all electric service customers of Mon Power in the State. The Environmental Control Bonds will be secured by a security interest in the Environmental Control Property, together with certain other property of the Issuer.

THE TRANSACTION

On the date hereof, Mon Power has transferred the Environmental Control Property to the Seller pursuant to a Transfer Agreement, dated as of ____________, 2007, between Mon Power and the Seller, dated as of __________, 2007 (collectively referred to herein as the “Transfer Agreement”). Allegheny Energy Service Corporation, a West Virginia corporation (the “Administrator”), as Administrator, and the Seller have entered into an agreement (the “Seller Administration Agreement”) under which the Administrator has agreed to perform certain administrative services on behalf of the Seller.

On the date hereof, the Seller has sold the Environmental Control Property to the Issuer under a Sale Agreement, dated as of ________, 2007 between the Seller and the Issuer, and a related bill of sale, dated as of _________, 2007 (collectively referred to herein as the “Sale Agreement”). Mon Power, in its capacity as Servicer, and the Issuer have entered into a servicing agreement, dated as of __________, 2007 (the “Servicing Agreement”), under which Mon Power has agreed to service the transferred Environmental Control Property. The Administrator has entered into an administration agreement with the Issuer, dated as of _________, 2007, under which the Administrator has agreed to perform certain administrative services for the Issuer (the “Issuer Administration Agreement”).

On the date hereof, the Issuer issued the Environmental Control Bonds, under the Indenture, dated as of ___________, 2007 between the Issuer and _________________, as bond trustee (the “Bond Trustee”), as supplemented by the 2007 Series Supplement dated as of _________, 2007 between the Issuer and the Bond Trustee (the Indenture and Series Supplement are collectively referred to herein as the “Bond Indenture”).

As used herein, the term “Transaction Documents” means the above-referenced documents, and “Transaction” means the transactions contemplated by the Transaction Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Bond Indenture.

Each Person Listed on
the Attached Schedule I
[________________, 2007]

FACTS AND ASSUMPTIONS

In connection with the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Transaction Documents;

(b) Amendment No. 2 to the Registration Statement (file number 333-139820) filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on Form S-1 under the Securities Act of 1933, as amended, with respect to the Environmental Control Bonds, including the final prospectus filed with the Commission on _____________, 2007;

(c) the Financing Act;

(d) the Financing Order; and

(e) the opinion letter of Thelen, Reid, Brown, Raysman & Steiner LLP, on Federal Constitutional Issues, of even date herewith (the "Thelen Constitutional Opinion").

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of these documents, we have assumed: 1) that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder; 2) the due authorization thereof by all requisite action, corporate or other; 3) the due execution and delivery of the Transaction Documents by the parties thereto; 4) the validity and binding effect thereof upon such parties; and 5) the enforceability thereof against such parties.

We have made no independent investigation of the facts referred to herein, and with respect to such facts, we have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the factual statements contained and matters provided for in the Transaction Documents referenced above, as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

We express no opinion herein as to the laws of any jurisdiction other than the State of West Virginia.

OPINION REQUESTED

You have requested our opinion on the issue of:

Each Person Listed on
the Attached Schedule I
[________________, 2007]

(1) whether the State Pledge creates a contractual relationship between the State and the Bondholders;

(2) whether the West Virginia Supreme Court of Appeals, a West Virginia Circuit Court, or a Federal District Court sitting in West Virginia and applying West Virginia substantive law (each a "West Virginia Court"), would conclude, under applicable State constitutional principles relating to the impairment of contracts, that the West Virginia Legislature could not enact legislation (other than a law passed by the West Virginia Legislature in the valid exercise of the state’s police power to safeguard the vital interests of its people, including preservation of community order, health, safety, morals or economic well being) that: (A) repeals the State Pledge, (B) repeals or amends the Financing Act; (C) substantially impairs the value of the Environmental Control Property; or (D) substantially reduces, alters or impairs the collection of the Environmental Control Charges so as to significantly impair: (i) the terms of the Bond Indenture or the Environmental Control Bonds; or (ii) the rights and remedies of the holders of the Environmental Control Bonds (the "Bondholders") (or the Bond Trustee acting on their behalf) if such repeal, amendment or other action (an "Impairment Action") would prevent the payment of the Environmental Control Bonds or would significantly affect the security for the bonds (an “Impairment”);

(3) whether the State would be required to pay just compensation to the Bondholders if the State, including the PSCWV exercising its legislative powers, undertook an Impairment Action and created an Impairment that: (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Environmental Control Property or denied all economically beneficial or productive use of the Environmental Control Property; (b) destroyed the Environmental Control Property, other than in response to so-called emergency conditions; or (c) substantially reduced, altered or impaired the value of the Environmental Control Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investment in the Environmental Control Bonds; and

(4) whether the Financing Act has been duly enacted by the West Virginia Legislature in accordance with all applicable laws and is in full force and effect and whether the effectiveness or constitutionality of the Financing Act under the Constitution of the State of West Virginia (insofar as it relates to the Environmental Control Bonds and to the Transaction) is, to the best of our knowledge, the subject of any pending appeal or litigation.

PLEDGE AND AGREEMENT OF THE STATE OF WEST VIRGINIA

The Financing Act provides:

(q) State pledge. -

 Each Person Listed on
the Attached Schedule I
[________________, 2007]

(1) The state pledges to and agrees with the bondholders, any assignee and any financing parties that the state will not take or permit any action that impairs the value of environmental control property or, except as allowed under subsection (e) of this section,1  reduce, alter or impair environmental control charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee, and any financing parties, until any principal, interest and redemption premium in respect of environmental control bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.

(2) Any person who issues environmental control bonds is permitted to include the pledge specified in subdivision (1) of this subsection in the environmental control bonds, ancillary agreements and documentation related to the issuance and marketing of the environmental control bonds.

We note that the State Pledge is set forth on the Environmental Control Bonds and in the Bond Indenture.

DISCUSSION OF THE CONTRACT CLAUSE

Article III, Section 4 of the West Virginia Constitution states in part that: “No . . . law impairing the obligation of a contract, shall be passed” (the "State Contract Clause"). The State Contract Clause is consistent with the Contract Clause of the United States Constitution, Article I, Section 10, which provides that “no State shall . . . pass any . . . Law impairing the Obligation of Contracts.” (The "Federal Contract Clause", and together with the State Contract Clause, the "Contract Clauses").

To determine whether state legislation impairs a contractual obligation in violation of the Contract Clauses, the threshold issue is whether the parties have contractually vested property rights. In Wagoner v. Gainer, 167 W. Va. 139, 279 S.E.2d 636 (1981), the issue was whether a bill passed by the Legislature affecting the amount of the pension benefit to which retired judges were entitled under the State judicial retirement system, violated the Contract Clauses. In 1949, the West Virginia Legislature created a retirement plan for judges. West Virginia Code§ 51-9-6 provided that a retired judge, eligible for benefits under the system, shall be paid “annual retirement benefits so long as he shall live, in an amount equal to seventy-five percent of the annual salary of the office from which he has retired . . . as such salary may be changed from time to time during the period of his retirement." In 1979, the State Legislature

[1]	W.Va. Code § 24-2-4e(e). Application of adjustment mechanism―provides for the periodic adjustment of the Environmental Control Charges to correct for any over-collection or under-collection.

Each Person Listed on
the Attached Schedule I
[________________, 2007]

increased the salaries of sitting judges. In the same act, the Legislature froze retirement benefits for retired judges at the levels determined by the salaries of active judges prior to the 1979 salary increases. The case reached the Court on appeal from a Writ of Mandamus ordering the State Auditor and Treasurer to compute the retired judges’ increased retirement benefits based on the raises given by the Legislature to active judges.

The Court reasoned that the State judicial retirement system creates contractually vested property rights for retired and active participating plan members. Such rights are enforceable in the courts and cannot be impaired or diminished by the Legislature. The Court rejected the freezing of judges’ retirement benefits, holding that when the Legislature attempts to change important provisions of an existing contract, outside the limits of the reserved state powers, the legislation will be declared unconstitutional as impairing existing contractual obligations under the Contract Clauses.

For purposes of evaluating contractual impairment cases brought under the Contract Clauses, the West Virginia Supreme Court of Appeals has adopted the following three-prong test:

The initial inquiry is whether the statute has substantially impaired the contractual rights of the parties. If a substantial impairment is shown, the second step of the test is to determine whether there is a significant and legitimate public purpose behind the legislation. Finally, if a legitimate public purpose is demonstrated, the court must determine whether the adjustment of the rights and responsibilities of contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.

Syllabus Point 4, in part, Shell v. Metropolitan Life Ins. Co., 181 W.Va. 16, 380 S.E.2d 183 (1989); see also West Virginia Regional Jail and Correctional Facility Authority v. West Virginia Investment Management Board, 203 W. Va. 413, 508 S.E.2d 130 (1998); City of Charleston v. Public Service Commission of West Virginia, 57 F.3d 385 (4th Cir. 1995).

In its analysis of State Contract Clause cases, the Court has generally focused on the first and second steps in this analysis. Specifically, the critical issues addressed in the West Virginia cases often involve whether: 1) the statute has "substantially impaired" the contract rights of the parties; and, if so, 2) is the impairment justified by a "significant and legitimate public purpose." In West Virginia Regional Jail and Correctional Facility Authority v. West Virginia Investment Management Board, 203 W. Va. 413, 508 S.E.2d 130 (1998), the beneficiaries of the West Virginia Public Employees Retirement System (“PERS”) challenged legislation authorizing the Investment Management Board to invest PERS funds in the Regional

Each Person Listed on
the Attached Schedule I
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Jail Authority. The PERS beneficiaries claimed that such investments would create an impairment of the contract that existed between the State and the PERS beneficiaries.

The Court easily determined that a contract between the State and the beneficiaries existed. The Court declined, however, to assume the role of financial prognosticator and micro-manager of the PERS funds or the responsibility for assessing the financial impact of the legislation authorizing the investment of PERS funds in the Regional Jail Authority. In rejecting the argument that the legislation impaired the State’s contractual obligations, the Court concluded that the investment was for a limited amount, for a limited time, and was required to be repaid at an interest rate essentially equal to the rate on other authorized investments. 508 S.E. 2d at 137.

In City of Charleston v. Public Service Commission of West Virginia, 57 F.3d 385 (4th Cir. 1995), the Cities of Charleston and South Charleston, West Virginia had issued sewer revenue bonds. The bond contracts empowered the Cities in each instance to collect delinquent sewer charges by imposing a lien on premises served, including leased properties, even if only the tenant was delinquent in the payment of the sewer fees. In 1989 and 1990, bills passed by the West Virginia Legislature added termination of water service as a remedy for the nonpayment of delinquent sewer fees and repealed the right to place a lien on real property as a remedy. In 1992, the PSCWV ruled that the City of Charleston could not require termination of water service to landlords because their previous tenants had failed to pay sewer charges. The Cities brought an action against the PSCWV asserting that the amendments to the Code and the PSCWV orders violated their existing contractual rights under the Contracts Clauses. Citing federal constitutional precedent under the Federal Contracts Clause, the United States Court of Appeals for the Fourth Circuit concluded that any impairment created by the inability to terminate water service to landlords was insubstantial and not likely to cause the Cities to default on their bond obligations. Accordingly, the Court entered summary judgment in favor of the PSCWV. The Court’s decision upholding the constitutionality of the legislation in this case was clearly influenced by the insignificant effect of the potential impairment created.

In Shell v. Metropolitan Life Ins. Co., 181 W.Va. 16, 380 S.E.2d 183 (1989), the issue was whether a statute prohibiting an insurance company from discharging its agents except for “good cause” created an unconstitutional impairment of existing contractual rights between the insurance companies and their agents. The West Virginia Supreme Court of Appeals stated therein: “[t]he the severity of the impairment measures the height of the hurdle the state legislation must clear. Minimal alteration of contractual obligations may end the inquiry at its first stage.” Shell, 380 S.E.2d at 188, quoting Allied Structural Steel Co., 438 U.S. at 245, 98 S.Ct. at 2722-23, 57 L.Ed.2d at 736-37. The Court ultimately held that the statute did substantially impair contractual obligations because it altered the “at will” nature of the employment relationship. The Court next evaluated whether the legislation was justified by a significant and legitimate public purpose. The Court declared the statute unconstitutional to the

Each Person Listed on
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extent that it affects existing rights under employment contracts executed before its effective date, because the legislation was designed to protect a narrow class of citizens (i.e. insurance agents), rather than a broad societal interest.

The West Virginia cases demonstrate that the West Virginia Courts follow federal case law in determining whether there has been a prohibited impairment of existing contractual rights. In those cases in which a West Virginia Court has determined that new legislation substantially impacts existing contractual rights, the Court has not hesitated to declare the legislation unconstitutional. Where the impact of the Legislation has been slight, however, the Court has not granted relief under the State Contracts Clause.

 The Thelen Constitutional Opinion contains a detailed analysis of whether the Bondholders could successfully challenge an action of the West Virginia Legislature, or the PSCWV acting in its legislative capacity, repealing or substantially amending the Financing Act. The West Virginia Supreme Court has stated that: “in construing our state constitutional provision prohibiting any ‘law impairing the obligation of a contract,’ W. Va. Const. Art. III, § 4, we have generally accepted the United States Supreme Court’s interpretation of the similar provision contained in Article I, Section 10, Clause 1 of the United States Constitution.” Shell v. Metropolitan Life Ins. Co., 181 W.Va. 16, 380 S.E.2d 183 (1989). Based upon the West Virginia Supreme Court’s analysis in Shell, we conclude that the analysis and conclusion set forth in the Thelen Constitutional Opinion discussing federal law would apply equally to a challenge under the West Virginia Constitution.

In order for an Impairment Action to violate the State Contracts Clause, the existence of a contractual relationship between the State and the Bondholders, any assignee, and any financing party must be established. In the present case, we believe that the West Virginia Legislature’s intent to make such a contractual relationship is clear from the statutory language.

The state pledges to and agrees with the bondholders, any assignee, and any financing party that the state will not take or permit any action that impairs the value of environmental control property or, . . . reduce, alter or impair environmental control charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee, and any financing party.

West Virginia Code§ 24-2-4e(q).

The State Pledge, which the Financing Act explicitly authorizes to be included in the documentation with respect to the Environmental Control Bonds (and which is included therein), is an inducement offered by the State of West Virginia to investors to purchase the Environmental Control Bonds. The Financing Act constitutes, among other things, an undertaking of the State to: 1) encourage and facilitate the construction and installation of emission control equipment at electric-generating facilities in the state; and 2) increase the

Each Person Listed on
the Attached Schedule I
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financial security for and gain the capital markets’ acceptance of the Environmental Control Bonds. We believe that if presented with this issue, a West Virginia Court would find that the Financing Act, the Financing Order, and the State Pledge, taken together, give rise to a contractual obligation between the State and the Bondholders, any assignee, and any financing party for purposes of the State Contracts Clause. We also believe that all prohibitions applicable to the State under the State Contracts Clause would also apply to actions by the State, acting through the PSCWV. The West Virginia Legislature has delegated its regulatory power over utilities to the PSCWV. We do not believe that the State, acting indirectly through the PSCWV, could effectively undertake any Impairment Action that it would be constitutionally barred from taking directly.

CONTRACT CLAUSE OPINION

While there is no case law in West Virginia which considers the application of the State Contracts Clause to the Financing Act or the State Pledge, existing West Virginia case law and the federal case law cited in the Thelen Constitutional Opinion concerning the application of Federal Contract Clause to similar legislation is instructive. Based upon our review of the relevant State judicial authority as discussed in this opinion, but subject to the qualifications, limitations and assumptions (including the assumption that the Impairment Action in question would be “substantial”) set forth herein and in the Thelen Constitutional Opinion, it is our opinion that a West Virginia Court, if presented with this issue in a properly prepared and presented case, would conclude:

(1)  that the State Pledge constitutes a contractual relationship between the Bondholders and the State of West Virginia; and

(2)  under applicable State constitutional principles relating to the impairment of contracts, that the West Virginia Legislature could not enact legislation (other than a law passed by the West Virginia Legislature in the valid exercise of the state’s police power to safeguard the vital interests of its people, including preservation of community order, health, safety, morals or economic well being) that: (A) repeals the State Pledge; (B) repeals or amends the Financing Act; (C) substantially impairs the value of the Environmental Control Property; or (D) substantially reduces, alters or impairs the collection of the Environmental Control Charges so as to significantly impair: (i) the terms of the Bond Indenture or the Environmental Control Bonds; or (ii) the rights and remedies of the Bondholders (or the Bond Trustee acting on their behalf) if such repeal, amendment or other action would prevent the payment of the Environmental Control Bonds or would significantly affect the security for the bonds.

Each Person Listed on
the Attached Schedule I
[________________, 2007]

DISCUSSION OF THE STATE TAKINGS CLAUSE

The Fifth Amendment of the United States Constitution, provides, in part; “nor shall private property be taken for public use, without just compensation” (the “Federal Takings Clause"). The Fourteenth Amendment of the United States Constitution makes the Fifth Amendment, including the Federal Takings Clause, applicable to any state action. Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155 (1980). There have been numerous United States Supreme Court cases analyzing and evaluating Federal Takings Clause claims. The Thelen Constitutional Opinion contains a detailed analysis of the issue of whether the State could be required to compensate the Bondholders under the Federal Takings Clause if the State, exercising its legislative powers, takes any Impairment Action. There have been few similar cases in the West Virginia Courts and those that have been decided have generally adopted the analysis of similar cases decided under the Federal Takings Clause.

Article III, Section 9 of the West Virginia Constitution (the “State Takings Clause,” and together with the “Federal Takings Clause”, the “Takings Clauses”) states:

Private property shall not be taken or damaged for public use, without just compensation; nor shall the same be taken by any company, incorporated for the purposes of internal improvement, until just compensation shall have been paid, or secured to be paid, to the owner; and when private property shall be taken, or damaged, for public use, or for the use of such corporation, the compensation to the owner shall be ascertained in such manner, as may be prescribed by general law; provided, that when required by either of the parties, such compensation shall be ascertained by an impartial jury of twelve freeholders.

In Verizon West Virginia , Inc. v. West Virginia Bureau of Employment Programs, Worker’s Compensation Division, 214 W. Va. 95, 586 S.E.2d 170 (2003), a group of self-insured employers claimed that the methodology used by the Bureau’s Workers’ Compensation Division to calculate premium rates amounted to an impermissible regulatory taking under both the federal and state constitutions. Citing Eastern Enterprises v. Apfel, 524 U.S. 498, 118 S.Ct. 2131, 141 L.Ed.2d 451 (1998), the West Virginia Supreme Court of Appeals recognized that "the issue of whether compensation is compelled in the instance of ‘economic injuries caused by public action’. . . is essentially an ad hoc and fact intensive undertaking.” In analyzing the takings issues raised by this case, the Court found that the governmental action (specifically, the Workers’ Compensation Fund rate increases on self-insured employers) was made in response to the compelling state interest of keeping the Fund afloat and the related interest of preventing a lowering of the State’s bond ratings. 586 S.E.2d at 193. The Court ultimately held that: “[u]pon careful and thorough review of the applicable authority, we find that the formula developed by the Bureau's Performance Council, assessing the workers’ compensation premium tax for self

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insured employers does not constitute an undue taking without compensation in violation of either the federal or state constitutions.”

Similarly, in upholding a local zoning ordinance that prohibited the operation of a gasoline service station in a Commercial A zone, the West Virginia Supreme Court ruled that: “land-use regulations will not constitute an impermissible taking of property under the Takings Clauses if such regulations can be reasonably found to promote the health, safety, morals, or general welfare of the public and the regulations do not destroy all economic use of the property." McFillan v. Berkeley County Planning Commission, 190 W. Va. 458, 438 S.E.2d 801 (1993).

Finally, in Columbia Gas v. Public Service Commission of West Virginia,173 W. Va. 19, 311 S.E.2d 137 (1983), the West Virginia Supreme Court upheld a legislatively imposed nine month moratorium on rate increases for natural gas utilities from a takings clause challenge.

While there is no case law in West Virginia which considers the application of the State Takings Clause to the Financing Act, the Financing Order or the State Pledge, we have considered existing West Virginia case law and the federal case law cited in the Thelen Constitutional Opinion concerning the application of the Federal Takings Clauses to similar situations. We believe that the rulings of the West Virginia Supreme Court of Appeals in the cases discussed above are consistent with the takings clause analysis contained in the Thelen Constitutional Opinion. Thus, it is our opinion that the analysis set forth in the Thelen Constitutional Opinion discussing federal law taking issues would apply to a similar challenge made pursuant to the State Takings Clause.

TAKINGS CLAUSE OPINION

Based on our review of relevant judicial authority discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein and in the Thelen Constitutional Opinion, it is our opinion that if presented with this issue in a properly prepared and presented case, a West Virginia Court would conclude that the State would be required to pay just compensation to the Bondholders if the State, including the PSCWV exercising its legislative powers, undertook an Impairment Action and created an Impairment that: (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Environmental Control Property or denied all economically beneficial or productive use of the Environmental Control Property; (b) destroyed the Environmental Control Property, other than in response to so-called emergency conditions; or (c) substantially reduced, altered or impaired the value of the Environmental Control Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investment in the Environmental Control Bonds.

Each Person Listed on
the Attached Schedule I
[________________, 2007]

FINANCING ACT CONSTITUTIONALITY OPINION

The Financing Act has been duly enacted by the West Virginia Legislature in accordance with all applicable laws, is in full force and effect and the effectiveness or constitutionality of the Financing Act under the Constitution of the State of West Virginia (insofar as it relates to the Environmental Control Bonds and to the Transaction) is, to the best of our knowledge, not the subject of any pending appeal or litigation. For the reasons identified in this opinion and subject to the qualifications, limitations and assumptions set forth herein, it is our opinion that if the constitutionality of the Financing Act were challenged in a West Virginia Court as violative of the Constitution of the State of West Virginia, the provisions of the Financing Act would likely be upheld as constitutional.

* * * *

The opinions expressed above do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that a repeal or amendment to the Financing Act will not be proposed or enacted or that any action by the State of West Virginia, that constitutes a violation of the State Pledge will not occur. Furthermore, given the lack of judicial precedent directly on point, and the nature of the security for the Bondholders, there can be no assurance that a West Virginia Court will reach the conclusions which we believe current judicial precedent supports. In the event of any State legislation that adversely impacts the rights of Bondholders, costly and time-consuming litigation might ensue, adversely affecting, at least temporarily, the price and liquidity of the Environmental Control Bonds.

The foregoing opinions are expressly subject to there being no material change in the law, and there being no additional facts that would materially affect the assumptions set forth herein. We do not undertake to supplement this opinion with respect to factual matters or changes in the law (whether constitutional, statutory or judicial) that may hereafter occur.

This letter is being furnished to you solely for your benefit in connection with the issuance of the Environmental Control Bonds and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose or by any other person without prior express written permission. We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading “Risks Associated with Potential Judicial, Legislative or Regulatory Actions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

JACKSON KELLY PLLC

Schedule I

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